UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2021

Servotronics, Inc.

(Exact name of registrant as specified in its charter.)

Commission File Number: 001-07109

Delaware	16-0837866
(State or other jurisdiction	(IRS Employer
of incorporation)	Identification No.)

1110 Maple Street

Elma, New York 14059-0300

(Address of principal executive offices, including zip code)

(716) 655-5990

(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock	SVT	NYSE American

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company        ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.         ☐

Item 1.01	Entry into a Material Definitive Agreement

The information included in Item 3.03 below and the Amendment No. 2 to Shareholder Rights Plan filed as Exhibit 4.1 to this Current Report on Form 8-K is incorporated herein by reference.

Item 3.03	Material Modifications to Rights of Security Holders

On December 22, 2021, the Board of Directors of Servotronics, Inc. (the “Company”) approved an Amendment No. 2 (the “Amendment”) to the Company’s Shareholder Rights Plan dated as of October 15, 2012 and amended by Amendment No. 1 dated March 9, 2015 (as amended, the “Rights Plan”). The Amendment revises the definition of an “Acquiring Person” under the Rights Plan.

This foregoing summary of the Amendment does not purport to be complete and is subject to and qualified in its entirety by reference to the Amendment, which is attached hereto as Exhibit 4.1 and is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 21, 2021, Kenneth D. Trbovich, President and Chief Executive Officer of the Company, terminated his employment by delivering a Notice of Termination to the Company.

As previously disclosed, on June 7, 2021, a former employee filed a complaint in the Supreme Court of the State of New York, County of Erie, against Servotronics, Inc. the Servotronics Board of Directors, The Ontario Knife Company and Mr. Trbovich.

On June 8, 2021, the Company’s Board of Directors authorized an internal investigation and, pending its outcome, placed Mr. Trbovich on administrative leave.

On December 1, 2021 the Board of Directors provided Mr. Trbovich a notice of grounds for proposed termination listing certain grounds identified during the investigation. The Employment Agreement between the Company and Mr. Trbovich (the “Employment Agreement”) provides that Mr. Trbovich was entitled to be heard by the Board of Directors prior to any determination to terminate his employment for cause and to be advised during the hearing by an attorney of his choice and, if he chooses, to have his attorney be heard by the Board of Directors.

On December 1, 2021, the Board of Directors scheduled a meeting for December 22, 2021 to consider and act on the grounds for Mr. Trbovich’s proposed termination.

On December 21, 2021, one day prior to the Board meeting, Mr. Trbovich delivered his Notice of Termination and alleged that the Company breached the terms of the Employment Agreement by, among others, placing Mr. Trbovich on paid administrative leave pending the investigation.

On December 22, 2021, the Board of Directors accepted Mr. Trbovich’s resignation from the Company but rejected his request to treat his resignation as resignation for good reason under Paragraph 10 of his Employment Agreement. The Board also determined, based on the findings of its investigation, that Mr. Trbovich committed willful malfeasance in violation of his Employment Agreement, and that such willful malfeasance would have justified termination of employment pursuant to Paragraph 9 of the Employment Agreement, but for his earlier resignation.

On December 22, 2021 Mr. Trbovich was removed as Chairman of the Board; however, he continues to serve as a Director of the Company. The Company does not intend to renominate Mr. Trbovich for election at the 2022 annual meeting of shareholders and reserves the right to recommend that the shareholders remove Mr. Trbovich as a Director in advance of the 2022 annual meeting in accordance with the Company’s Bylaws and applicable provisions of the Delaware General Corporation Law. Mr. Trbovich was also removed from any office, board position or other official position of any kind that he holds with any subsidiary or affiliate of the Company.

Mr. Trbovich claims that he is entitled to a severance payment equal to 2.99 times his average annual compensation as set forth in the Employment Agreement, plus the reimbursement of certain expenses and the value of any lost benefits. As noted above, the Board of Directors rejected Mr. Trbovich’s claim that the Company breached the Employment Agreement. Accordingly, the Company is classifying Mr. Trbovich’s termination as a voluntary resignation for which no severance is due.

The Employment Agreement provides that disputes arising thereunder shall be settled by arbitration. To date, neither party has commenced an arbitration proceeding with respect to these matters.

Until a replacement is named, the responsibilities of the Chief Executive Officer and President of the Company will continue to be carried out by other Company personnel, led by James C. Takacs, the Company’s Chief Operating Officer.

Item 9.01	Financial Statements and Exhibits.

(d)       Exhibits

Exhibit 4.1	Amendment No 2 to Servotronics, Inc. Shareholder Rights Plan dated as of December 22, 2021
Exhibit 104	Cover Page Interactive Data File (embedded within Inline XBRL document)

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 27, 2021

Servotronics, Inc.

By:	/s/Lisa F. Bencel, Chief Financial Officer
Lisa F. Bencel
Chief Financial Officer